Exhibit 99.1

PRESS RELEASE

Release Date:	January 17, 2012 For Immediate Release	For Further Information Contact: Ronald Anderson, President and CEO (610) 644-9400

MALVERN FEDERAL BANCORP, INC. ANNOUNCES
ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

Paoli, Pennsylvania – January 17, 2012 – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company of Malvern Federal Savings Bank (the “Bank”), announced today that the Boards of Directors of the Company, Malvern Federal Mutual Holding Company (the “MHC”) and the Bank have unanimously adopted a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” offering of shares of common stock of a new Pennsylvania corporation formed in connection with the conversion.

“We believe that adoption of the Plan is in the best interest of our shareholders and of the Bank’s depositors and customers,” stated F. Claire Hughes, Jr., Chairman of the Board of the Company.  Ronald Anderson, President and Chief Executive Officer, stated “As part of our periodic review of the needs of the Company, the Bank and the MHC, and after giving particular consideration to the current capital levels at the Company and the Bank as well as the increased risk profile of the Bank in recent years, we determined that it was the appropriate time to adopt our Plan of Conversion and Reorganization. The proceeds from the second-step offering will strengthen the Bank’s capital levels, result in a holding company with enhanced financial capability to better serve as a source of strength for the Bank and better position us to carry out our business plan in the future.”

The MHC, which owns approximately 55.5% of the outstanding common stock of the Company, will merge with and into the Company as part of the reorganization and its shares in the Company will be extinguished.  The Company will then merge with and into the new Pennsylvania corporation.  The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, based on an independent appraisal. The new holding company will offer shares of its common stock for sale to eligible account holders of the Bank and employee stock ownership plan and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan.  The highest priority will be depositors with qualifying deposits as of December 31, 2010. In addition, upon completion of the conversion of the MHC, shares of the Company’s common stock held by public shareholders will be exchanged for shares of common stock of the new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest.  The exchange ratio will be determined based upon the independent appraisal of the new holding company and the results of the offering.

The conversion and reorganization is subject to approval of the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC), the members of the MHC (which consist of depositors at the Bank and certain borrowers) and regulatory agencies.

Proxy materials setting forth information relating to the conversion and offering will be sent to the MHC’s members and shareholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer is made only by the prospectus when accompanied by a stock order form. The conversion and offering are expected to be completed in the fourth quarter of 2012.

Malvern Federal Savings Bank’s normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with Malvern Federal Savings Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

Malvern Federal Bancorp, Inc. is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.